Exhibit 10.10

Information for Recipients of
Starz Restricted Stock Award
2016 Omnibus Incentive Plan

Notice of Grant. Congratulations! You have been granted a Restricted Stock Award for shares of Starz Series A Common Stock (“STRZA”) (the “Restricted Stock Award”). A Restricted Stock Award Agreement (the “Agreement”) setting forth the terms of the Restricted Stock Award follows this informational page. The Restricted Stock Award was granted under the Starz 2016 Incentive Plan (the “2016 Incentive Plan”).

Acknowledgment of Grant. By your electronic acknowledgment of the Restricted Stock Award, you are acknowledging the terms and conditions of the award set forth in the Agreement that follows as though you and Starz (the “Company”) had signed an original copy of the Agreement. The Restricted Stock Award was granted and became effective as of the Grant Date (as that term is defined in the Agreement) and was granted on the terms and conditions reflected in the Agreement. The number of restricted shares granted to you was approved by the Compensation Committee of the Board of Directors of the Company, and was communicated to you via memo and the Company’s online grant and administration program.

2016 Incentive Plan - Exhibit A. The 2016 Incentive Plan that governs the Restricted Stock Award is incorporated into the Agreement as Exhibit A. You can access the 2016 Incentive Plan via the link at the end of the Agreement or in the UBS online library.

SEC Registration Statements. The STRZA shares issuable as Restricted Stock Awards were registered with the Securities and Exchange Commission on a Form S-8 filed on [] (Registration No. []). These statements can be found on the Company’s website at http://ir.starz.com/sec.cfm. Also available on the Company’s website are the most recent annual, quarterly and current reports as filed with the Securities and Exchange Commission. Please refer to these reports as well as the Company’s future filings with the Securities and Exchange Commission (also available on the Company’s website) for important information regarding the Company and its common stock.

Tax and Estate Advice. We recommend that you consult with your personal tax and/or estate advisor regarding the effect of the Restricted Stock Award on your personal tax and estate situation.

STARZ
2016 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made as of the date set forth on Schedule 1 hereto (the “Grant Date”), by and between STARZ, a Delaware corporation (the “Company”), and the recipient (the “Grantee”) of an Award of Restricted Shares granted by the Compensation Committee of the Board of Directors of the Company as set forth in this Agreement.
The Company has adopted the incentive plan identified on Schedule 1 hereto (as has been or may hereafter be amended, the “Plan”), a copy of which is attached via a link at the end of this online Agreement as Exhibit A (and which can also be accessed in the UBS online library) and by this reference made a part hereof, for the benefit of eligible employees of the Company and its Subsidiaries. Capitalized terms used and not otherwise defined in this Agreement will have the meanings ascribed to them in the Plan.
Pursuant to the Plan, the Compensation Committee appointed by the Board of Directors of the Company pursuant to Section 3.1 of the Plan to administer the Plan (the “Committee”) has determined that it would be in the interest of the Company and its stockholders to award shares of common stock to the Grantee, subject to the conditions and restrictions set forth herein and in the Plan, in order to provide the Grantee with additional remuneration for services rendered, to encourage the Grantee to remain in the employ of the Company or its Subsidiaries and to increase the Grantee’s personal interest in the continued success and progress of the Company.
The Company and the Grantee therefore agree as follows:
1.Definitions. The following terms, when used in this Agreement, have the following meanings:
“Cause” has the meaning specified as “cause” in Section 10.2(b) of the Plan.
“Committee” has the meaning specified in the recitals to this Agreement.
“Common Stock” has the meaning specified in Section 2.
“Company” has the meaning specified in the preamble to this Agreement.
“Forfeitable Benefits” has the meaning specified in Section 24.
“Grant Date” has the meaning specified in the preamble to this Agreement.
“Grantee” has the meaning specified in the preamble to this Agreement.
“Misstatement Period” has the meaning specified in Section 24.
“Plan” has the meaning specified in the recitals of this Agreement.
“Restricted Shares” has the meaning specified in Section 2.
“Retained Distributions” has the meaning specified in Section 4.
“Section 409(A)” has the meaning specified in Section 23.
“Unvested Fractional Restricted Share” has the meaning specified in Section 5.
“Vesting Date” has the meaning specified in Section 5.

“Vesting Percentage” has the meaning specified in Section 5.
“Voluntary Termination for Good Reason” has the meaning specified in Section 6.B.
2.Award. Pursuant to the terms of the Plan and in consideration of the covenants and promises of the Grantee herein contained, the Company hereby awards to the Grantee as of the Grant Date the number of shares of the Company’s Series A Common Stock (“Common Stock”) authorized by the Committee and set forth in the notice of online grant delivered to the Grantee pursuant to the Company’s online grant and administration program, subject to the conditions and restrictions set forth in this Agreement and in the Plan (the “Restricted Shares”).
3.Issuance of Restricted Shares at Beginning of the Restriction Period. Upon issuance of the Restricted Shares, such Restricted Shares will be registered in a book entry account in the name of the Grantee. During the Restriction Period, any certificates (or other statement of ownership) representing the Restricted Shares that may be issued during the Restriction Period, and any securities constituting Retained Distributions will bear a restrictive legend to the effect that ownership of the Restricted Shares (and such Retained Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and this Agreement. Any such certificates will remain in the custody of the Company, and upon their issuance the Grantee will deposit with the Company stock powers or other instruments of assignment, each endorsed in blank, so as to permit retransfer to the Company of all or any portion of the Restricted Shares and any securities constituting Retained Distributions that are forfeited or otherwise do not become vested in accordance with the Plan and this Agreement.
4.Restrictions. The Restricted Shares will constitute issued and outstanding shares of Common Stock for all corporate purposes. The Grantee will have the right to vote such Restricted Shares, to receive and retain such dividends and distributions paid or distributed on such Restricted Shares as the Committee may in its sole discretion designate and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Shares, except that (a) the Grantee will not be entitled to delivery of the stock certificate or certificates (or other statement of ownership) representing such Restricted Shares until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled or waived, (b) the Company will retain custody of any stock certificate or certificates (or other statements of ownership) representing the Restricted Shares during the Restriction Period as provided in Section 8.2 of the Plan, (c) other than such dividends and distributions as the Committee may in its sole discretion designate, the Company or its designee will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Shares (and such Retained Distributions will be subject to the same restrictions, terms and vesting and other conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, and such Retained Distributions will not bear interest or be segregated in a separate account, (d) except as may be permitted under Section 11, the Grantee may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Shares or any Retained Distributions or the Grantee’s interest in any of them during the Restriction Period and (e) a breach of any restrictions, terms or conditions provided in the Plan or established by the Committee with respect to any Restricted Shares or Retained Distributions will cause a forfeiture of such Restricted Shares and any Retained Distributions with respect thereto.
5.Vesting and Forfeiture of Restricted Shares. Subject to earlier vesting in accordance with Section 6, the Grantee will become vested as to that number of Restricted Shares (if any) subject to this Agreement that is equal to the fraction or percentage set forth on Schedule 1 hereto (the “Vesting Percentage”) of the total number of Restricted Shares that are subject to this Agreement (in each case, rounded down to the nearest whole number of such Restricted Shares) on each of the dates indicated on Schedule 1 hereto (each such date, together with any other date on which Restricted Shares vest pursuant to this Agreement, a “Vesting Date”). If rounding pursuant to the preceding sentence prevents any portion of a Restricted Share from becoming vested on a particular Vesting Date (any such portion, an “Unvested Fractional Restricted Share”), one additional Restricted Share will become vested on the earliest succeeding Vesting Date on which the cumulative fractional amount of all Unvested Fractional Restricted Shares (including any Unvested Fractional Restricted Share created on such succeeding Vesting Date) equals or exceeds one whole Restricted Share, with any excess treated as an Unvested Fractional Restricted Share thereafter subject to the application of this sentence and the following sentence. Any Unvested Fractional Restricted Share comprising part of a whole Restricted Share that vests pursuant to the preceding sentence will thereafter cease to be an Unvested Fractional Restricted Share. Notwithstanding the foregoing, (a) the Grantee will not vest, pursuant to this Section 5, in Restricted Shares as to which the Grantee would otherwise vest as of a given date if the Grantee has not been continuously employed by the Company or its Subsidiaries from the date of this Agreement through such date (the vesting or forfeiture of such shares to be governed instead by the provisions of Section 6), and (b) in the event that any date on which vesting would otherwise occur is a Saturday, Sunday or a holiday, such vesting will instead occur on the business day next following such date. Unless otherwise determined by the Committee in its sole discretion, Retained Distributions will be subject to the same vesting and forfeiture conditions that are applicable to the Restricted Shares to which such Retained Distributions relate.
6.Early Termination or Vesting.
A.    Unless otherwise determined by the Committee in its sole discretion:
(a)Except as provided in Section 6(d), if the Grantee’s employment with the Company or a Subsidiary terminates for any reason other than death or Disability, then the Award, to the extent not theretofore vested, will be forfeited immediately;
(b)If the Grantee dies while employed by the Company or a Subsidiary, then the Award, to the extent not theretofore vested, will immediately become fully vested;
(c)If the Grantee’s employment with the Company or a Subsidiary terminates by reason of Disability, then the Award, to the extent not theretofore vested, will immediately become fully vested; and
(d)If the Grantee’s employment with the Company or a Subsidiary is terminated by the Company or such Subsidiary without Cause or if the Grantee voluntarily terminates the Grantee’s employment pursuant to a Voluntary Termination for Good Reason (either, a “Protected Termination”), and the Protected Termination occurs (A) within the 30-day period immediately preceding the closing date of an Approved Transaction in which any Restricted Shares that remain outstanding and unvested as of such closing date are not otherwise accelerated in connection with such Approved Transaction in accordance with the terms of the Plan or (B) prior to the first anniversary of the closing date of an Approved Transaction in which any Restricted Shares that remain outstanding and unvested as of such closing date are not otherwise accelerated in connection with such Approved Transaction in accordance with the terms of the Plan, then, effective as of the date of such Protected Termination, the Award, to the extent not theretofore vested, will immediately become fully vested.
Unless the Committee otherwise determines, a change of the Grantee’s employment from the Company to a Subsidiary or from a Subsidiary to the Company or another Subsidiary will not be considered a termination of the Grantee’s employment for purposes of this Agreement if such change of employment is made at the request or with the express consent of the Company. Unless the Committee otherwise determines, however, any such change of employment that is not made at the request or with the express consent of the Company will be a termination of the Grantee’s employment within the meaning of this Agreement.
B.    For purposes of this Agreement, a “Voluntary Termination for Good Reason” means a voluntary termination by the Grantee of the Grantee’s employment with the Company and its Subsidiaries upon the occurrence of any of the following events without the Grantee’s prior consent:

(i)    a significant reduction in the Grantee’s then current base salary (defined as the Grantee’s weekly base pay in effect for the payroll period during which the Grantee’s employment is terminated or, if the Grantee is a part-time employee, the Grantee’s average weekly wages from the Company for the most recent 8 weeks during which the Grantee worked at least two days, but not including in either case, overtime, bonuses, commissions, piece rate, incentive pay or taxable or nontaxable fringe benefits or payments);
(ii)    a significant reduction in the Grantee’s title, duties or reporting relationship with the Grantee’s employer or the assignment to the Grantee of duties that are inconsistent with the Grantee’s position with the Grantee’s employer; or
(iii)    the relocation of the Grantee’s primary place of employment to a location that is more than 50 miles from the Grantee’s primary place of employment as of the Grantee’s termination date.
No termination shall constitute a Voluntary Termination for Good Reason unless all of the following provisions shall have been complied with: (i) the Grantee shall have given the Company written notice of the Grantee’s intention to effect a Voluntary Termination for Good Reason, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Voluntary Termination for Good Reason is based and to be given no later than 90 days after the initial occurrence of such circumstances; (ii) the Company shall have 30 days after receiving such notice in which to cure such grounds; and (iii) if the Company fails, within such 30-day period, to cure such grounds to the Grantee’s reasonable satisfaction, the Grantee terminates the Grantee’s employment with the Company and its Subsidiaries within 30 days following the last day of such 30-day period. If the Company timely cures such grounds in accordance with the preceding sentence, the Grantee shall not be entitled to terminate the Grantee’s employment pursuant to a Voluntary Termination for Good Reason based on such grounds.
7.Completion of the Restriction Period. On the Vesting Date with respect to each award of Restricted Shares, and the satisfaction of any other applicable restrictions, terms and conditions (a) all or the applicable portion of such Restricted Shares will become vested and (b) any Retained Distributions with respect to such Restricted Shares will become vested to the extent that the Restricted Shares related thereto shall have become vested, all in accordance with the terms of this Agreement. Any such Restricted Shares and Retained Distributions that shall not become vested will be forfeited to the Company, and the Grantee will not thereafter have any rights (including dividend and voting rights) with respect to such Restricted Shares or any Retained Distributions that are so forfeited.
8.Adjustments; Early Vesting in Certain Events.
a.The Restricted Shares will be subject to adjustment (including, without limitation, as to the number of Restricted Shares) in such manner as the Committee, in its sole discretion, deems equitable and appropriate in connection with the occurrence of any of the events described in Section 4.2 of the Plan following the Grant Date.
b.In the event of any Approved Transaction, Board Change or Control Purchase following the Grant, Date, the restrictions in Sections 3 and 4 may lapse in accordance with Section 10.1(b) of the Plan.
9.Mandatory Withholding for Taxes. The Grantee acknowledges and agrees that, upon the expiration of the Restriction Period, the Company will deduct from the shares of Common Stock otherwise deliverable to the Grantee (or the Grantee’s beneficiary, if applicable) that number of shares of Common Stock (valued at the Fair Market Value on the applicable Vesting Date) that is equal to the amount, as determined by the Company, of all federal, state or other governmental taxes required to be withheld by the Company or any Subsidiary of the Company with respect to the vesting of Restricted Shares and any related Retained Distributions, unless other provisions to pay such withholding requirements have been made to the satisfaction of the Company. Upon the payment of any cash dividends with respect to Restricted Shares during the Restriction Period, the amount of such dividends will be reduced to the extent necessary to satisfy any withholding tax requirements applicable thereto prior to payment to the Grantee.
10.Delivery by the Company. As soon as practicable after the vesting of Restricted Shares pursuant to Sections 5, 6 or 8, but no later than 30 days after such vesting occurs, and subject to the withholding referred to in Section 9, the Company will (a) cause to be removed from the Restricted Shares that have vested the restriction described in Section 3 or cause to be issued and delivered to the Grantee (in certificate or electronic form) shares of Common Stock equal to the number of Restricted Shares that have vested, and (b) shall cause to be delivered to the Grantee any Retained Distributions with respect to such vested shares. If delivery of certificates is by mail, delivery of shares of Common Stock will be deemed effected for all purposes when a stock transfer agent of the Company has deposited the certificates in the United States mail, addressed to the Grantee.
11.Nontransferability of Restricted Shares Before Vesting. Restricted Shares that have not vested are not transferable (either voluntarily or involuntarily), before or after the Grantee’s death, except as follows: (a) during the Grantee’s lifetime, pursuant to a Domestic Relations Order, issued by a court of competent jurisdiction, that is not contrary to the terms and conditions of the Plan or this Agreement, and in a form acceptable to the Committee; or (b) after the Grantee’s death, by will or pursuant to the applicable laws of descent and distribution, as may be the case. Any person to whom Restricted Shares are transferred in accordance with the provisions of the preceding sentence shall take such Restricted Shares subject to all of the terms and conditions of the Plan and this Agreement, including that the vesting and termination provisions of this Agreement will continue to be applied with respect to the Grantee. Certificates representing Restricted Shares that have vested may be delivered (or, in the case of book entry registration, registered) only to the Grantee (or during the Grantee’s lifetime, to the Grantee’ court appointed legal representative) or to a person to whom the Restricted Shares have been transferred in accordance with this Section.
12.Company’s Rights. The existence of this Agreement will not affect in any way the right or power of the Company or its stockholders to accomplish any corporate act, including without limitation, the acts referred to in Section 10.19 of the Plan.
13.Restrictions Imposed by Law. Without limiting the generality of Section 10.10 of the Plan, the Grantee will not require the Company to deliver any Restricted Shares and the Company will not be obligated to deliver any Restricted Shares if counsel to the Company determines that such exercise, delivery or payment would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which shares of Common Stock are listed or quoted. The Company will in no event be obligated to take any affirmative action in order to cause the delivery of any Restricted Shares to comply with any such law, rule, regulation or agreement. In addition to its other powers under this Agreement or the Plan, the Committee has the authority to suspend any transactions under the Plan as it deems necessary or appropriate for administrative reasons.
14.Notice. Unless the Company notifies the Grantee in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by first class mail, postage prepaid, to the following address:
Starz
8900 Liberty Circle
Englewood, Colorado 80112
Attn: General Counsel
Unless the Company elects to notify the Grantee electronically pursuant to the online grant and administration program or via email, any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally, or will be sent by first class mail, postage prepaid, to the Grantee’s address as listed in the records of the Company or any Subsidiary of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.
15.Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Committee as contemplated by Section 10.9(b) of the Plan. Without limiting the generality of the foregoing, without the consent of the Grantee:
(a)this Agreement may be amended or supplemented from time to time as approved by the Committee (i) to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, (ii) to add to the covenants and agreements of the Company for the benefit of the Grantee or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s stockholders, and provided, in each case, that such changes or corrections will not adversely affect the rights of the Grantee with respect to the Award evidenced hereby or (iii) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and
(b)subject to any required action by the Board of Directors or the stockholders of the Company, the Award evidenced by this Agreement may be canceled by the Committee and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect the Restricted Shares to the extent then vested.
16.Grantee Employment. Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, will confer or be construed to confer on the Grantee any right to continue in the employ of the Company or any Subsidiary or interfere in any way with the right of the Company or any employing Subsidiary to terminate the Grantee’s employment at any time, with or without Cause, subject to the provisions of any employment agreement between the Grantee and the Company or any Subsidiary.
17.Nonalienation of Benefits. Except as provided in Section 11 and prior to the vesting of any Restricted Share with respect to such vested Restricted Share, (a) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (b) no right or benefit hereunder will in any manner be subjected to or liable for the debts, contracts, liabilities or torts of the Grantee or other person entitled to such benefits.
18.Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Colorado. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.
19.Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan. All references to “Sections” in this Agreement shall be to Sections of this Agreement unless explicitly stated otherwise. The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense. All decisions of the Committee upon questions regarding the Plan or this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.

20.Rules by Committee. The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the Committee may adopt from time to time.
21.Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee regarding the subject matter hereof. The Grantee and the Company hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Restricted Shares and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Restricted Shares. Subject to the restrictions set forth in Sections 11 and 17, this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.
22.Grantee Acknowledgment. The Grantee will signify acceptance of the terms and conditions of this Agreement by acknowledging the acceptance of this Agreement via the procedures described in the online grant and administration program utilized by the Company.
23.Code Section 409A Compliance. The Plan and the Awards made under the Plan are intended to be: (a) “stock rights” exempt from Section 409A of the Code (“Section 409A”) pursuant to Treasury Regulations § 1.409A-1(b)(5); (b) “short-term deferrals” exempt from Section 409A; or (c) payments which are deferred compensation and paid in compliance with Section 409A, and the Plan and this Agreement shall be interpreted and administered accordingly. Any adjustments of Awards intended to be “stock rights” exempt from Section 409A pursuant to Treasury Regulations § 1.409A-1(b)(5) shall be conducted in a manner so as not to constitute a grant of a new stock right or a change in the time and form of payment pursuant to Treasury Regulations §1.409A-1(b)(5)(v). In the event an Award is not exempt from Section 409A: (x) payment pursuant to the relevant Agreement shall be made only on a permissible payment event or at a specified time in compliance with Section 409A; (y) no accelerated payment shall be made pursuant to Section 10.1(b) unless the Board Change, Approved Transaction or Control Purchase constitutes a “change in control event” under Treasury Regulations §1.409A-3(i)(5) or otherwise constitutes a permissible payment event under Section 409A; and (z) no amendment or modification of such Award may be made except in compliance with the anti-deferral and anti-acceleration provisions of Section 409A. No deferrals of compensation otherwise payable under the Plan or any Award shall be allowed, whether at the discretion of the Company or the Holder, except in a manner consistent with the requirements of Section 409A. If the Grantee is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Grantee has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of: (1) the first business day following the expiration of six months from the Grantee’s separation from service; (2) the date of the Grantee’s death or (3) such earlier date as complies with the requirements of Code Section 409A. If any provision of this Agreement would result in the imposition of an excise tax under Section 409A or the related regulations and Treasury pronouncements, that provision will be reformed to avoid imposition of the excise tax. The Grantee will cooperate with the Company in taking such actions as the Company may reasonably request to assure that this Agreement will meet the requirements of Section 409A and related regulations and Treasury pronouncements. No action taken to comply with Section 409A shall be deemed to impair a benefit under this Agreement.
24.Forfeiture for Misconduct and Repayment of Certain Amounts. If the Grantee holds the office of Vice President or above as of the Grant Date, and if (a) a material restatement of any financial statement of the Company (including any consolidated financial statement of the Company and its consolidated Subsidiaries) is required and (b) in the reasonable judgment of the Committee, (i) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (ii) such noncompliance is a result of misconduct on the part of the Grantee, the

Grantee will repay to the Company Forfeitable Benefits received by the Grantee during the Misstatement Period in such amount as the Committee may reasonably determine, taking into account, in addition to any other factors deemed relevant by the Committee, the extent to which the market value of Common Stock during the Misstatement Period was affected by the error(s) giving rise to the need for such restatement. “Forfeitable Benefits” means (y) any and all cash and/or shares of Common Stock received by the Grantee (i) upon the exercise during the Misstatement Period of any SARs held by the Grantee or (ii) upon the payment during the Misstatement Period of any Cash Award or Performance Award held by the Grantee, the value of which is determined in whole or in part with reference to the value of Common Stock and (z) any proceeds received by the Grantee from the sale, exchange, transfer or other disposition during the Misstatement Period of any shares of Common Stock received by the Grantee upon the exercise, vesting or payment during the Misstatement Period of any Award held by the Grantee. By way of clarification, “Forfeitable Benefits” will not include any shares of Common Stock received upon vesting of any Restricted Shares during the Misstatement Period that are not sold, exchanged, transferred or otherwise disposed of during the Misstatement Period. “Misstatement Period” means the 12-month period beginning on the date of the first public issuance or the filing with the Securities and Exchange Commission, whichever occurs earlier, of the financial statement requiring restatement. Notwithstanding any other provisions in this Agreement or the Plan, the Restricted Shares will also be subject to recovery or clawback by the Company under any other clawback policy adopted by the Company whether before or after the Grant Date.

Schedule 1
to
Starz
Restricted Stock Award Agreement
SRA160_

Grant Date:	_____________, 2016
Plan:	Starz 2016 Omnibus Incentive Plan
Restricted Stock Grant:	Series A Common Stock (“STRZA”)
Vesting Percentage:	25%
Vesting Dates:	__________, 2017; __________, 2018; __________, 2019; and __________, 2020.
Vesting Terms:	Annually in equal amounts over four years with ________________, 2017 as the first vest date.